Exhibit 1A-6.4

Minivest Agreement

THIS AGREEMENT (The “Agreement”), dated as of August 3, 2017, by and KYN Capital Group, Inc., a Nevada Corporation (the “Company”), and LQD Ventures, LLC, a Delaware Limited Liability Company d/b/a Minivest.com (the “Minivest”);

W I T N E S S E T H:

WHEREAS, the Company desires to retain Minivest and Minivest desires to be retained by the Company pursuant to the terms and conditions herein set forth; and

WHEREAS, Minivest operates a website, found at www.minivest.com (“Website”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

Section 1. RETENTION.

a)	The Company hereby retains Minivest on a non-exclusive basis to perform the services set forth in Section 1(b), commencing on the date hereof, and Minivest hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of Minivest’s ability.

b)	Minivest shall serve as a business advisor and online marketing platform to the Company and render such advice and services to the Company which may include (the “Services”):

a.	Review of the business, operations, and historical financial performance of the Company (“Onboarding Materials”) so as to enable Minivest to build a webpage within the Website for the purpose of advertising itself, it’s “test the waters” stage and its Regulation A or A+ offering; (“Crowdfunding Page”);
b.	Consult the Company on crowdfunding best business practices prior to publishing the Crowdfunding Page;
c.	Create and design the Crowdfunding Page on the Website;
d.	Host the Company’s Crowdfunding Page on the Website;
e.	Other business advisory related services as deemed necessary by Minivest;

LQD VENTURES, LLC is not registered with the Securities and Exchange Commission or FINRA as a broker or dealer and, will not make any offers or sales of securities or take any other actions, which may require registration as a broker or dealer.

c)	The Company may hire Minivest to provide additional services, including that will be charged separately, in accordance to an additional services quote that Minivest may make at the time of request (“Additional Services”1):
a.	Create a social media presence for the Company and it’s Crowdfunding Portal
b.	Create a marketing program for the Company and it’s Crowdfunding Portal.

1

d)	Minivest will not draft, assist in drafting, file, or assist in filing the Company’s Reguation A or Regulation A+ offering. The Company acknowledges that Minivest’s services rendered under this Agreement do not constitute legal advice. The Company understands and agrees that it will have to (1) engage the services for a Third-Party service provider to accept funds from investors, (2) no money or other consideration is being solicited through the Website, and if sent, will not be accepted; (3) no sales will be made or commitments to purchase accepted until the offering statement is qualified; (4) a prospective purchaser’s indication of interest is non-binding; (5) securities may not be sold in certain states, such as in the case of a Tier 1 offering which may need to be blue skied. In certain cases, the company “testing the waters” is required to provide you access to their current preliminary offering circular. Minivest is not guaranteeing that it will raise the Company any funds through the Regulation A offering, and is not guaranteeing that it will invest any funds in the Company through the Regulation A offering or otherwise. The Company agrees that Fees for Services will be due even in the event that it fails to file a Regulation A or A+, or have it deemed effective. The Company is responsible for engaging legal counsel to draft and file the Regulation A offering, and other required service providers.

Section 2. COMPENSATION.

a)	In consideration for Minivest providing the Services described above, the Company shall compensate Minivest $100,000.00 upfront as of the date of this Agreement, as described in Schedule A (“Fees”).

b)	Except as otherwise provided for herein:
i.	All Fees due to Minivest hereunder shall have no offsets, are non-refundable, non cancellable and shall be free and clear of any and all encumbrances.
ii.	All Fees due to Minivest shall be paid to Minivest as provided in Schedule A.
iii.	All Fees due to Minivest shall be due upfront as of the date of this Agreement.
iv.	Any securities due to Minivest hereunder shall be transferred via certified certificates with appropriate legend as required by law, if not registered through a registration statement.
v.	Any securities due to Minivest hereunder shall be duly issued, fully-paid and non-assessable.
vi.	All Compensation paid to Minivest shall be considered to have been earned upfront.

Section 3. EXPENSES. The Company shall reimburse Minivest for all preapproved (in advance and in writing) out-of-pocket expenses incurred by Minivest in connection with his duties hereunder with respect to the Company. Any such expenses shall be evidenced by written documentation prior to reimbursement. Reimbursement by the Company to Minivest, or to any third party designated by Minivest, shall be made immediately upon presentment of expenses to the Company by Minivest. The Company may request additional services from Minivest, for which it will be billed separately.

Section 4. TERMINATION. The initial term of this Agreement shall be 4 months, which may be extended upon agreement of the parties. Either party may terminate this Agreement at any time for any reason or no reason, after four months; however, such termination shall not remove the Company’s nor Minivest’s obligations that survive per the terms of the Agreement, including, but not limited to, the Company’s obligation to pay Compensation already earned by Minivest according to schedule A.

Section 5. CONFIDENTIAL INFORMATION. Minivest agrees that during and after the term of this Agreement, it shall keep in strictest confidence, and shall not disclose or make accessible to any other person without the written consent of the Company, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trades secrets and other confidential and proprietary business information of the Company of or any of its clients and third parties including, without limitations, Proprietary Information (as defined in Section 6) (all of the foregoing is referred to herein as the “Confidential Information”). Minivest agrees (a) not to use any such Confidential Information for himself or others; and (b) not to take any such material or reproductions thereof from the Company’s facilities at any time except, in each case, as required in connection with Minivest’s duties hereunder. Notwithstanding the foregoing, the parties agree Minivest is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received from a third party who had the right to disclose such information and (c) Minivest’s own independent skill, knowledge, know- how and experience to whatever extent and in whatever way it wishes, in each case consistent with his obligations as Minivest and that, at all times, Minivest is free to conduct any research relating to the Company’s Business.

2

Section 6. OWNERSHIP OF PROPRIETARY INFORMATION. Minivest agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors, or assigns (collectively, the “Affiliates”) (including without limitation, information relating to the development of the Company’s business created, discovered, developed by the customers, suppliers, advisors and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and the other rights in connection therewith, including, without limitation is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company’s Affiliates, its employees and/or advisors (including, without limitation, the compensation, job responsibility and job performance of such employees and/or advisors). All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by Minivest that does not include any specific information relative to the Company’s proprietary information, shall be the sole and exclusive property of Minivest.

Minivest uses third party service providers for payment, merchant services, compliance, transfer agent, broker-dealer, escrow services and marketing (“Third Party Service Providers”). By making use of some or all of these payment services on or through Minivest the Company agrees to be bound by the third party provider’s terms and conditions, terms of service or terms of use and their privacy policies, and hereby consent and authorize us to delegate your authorizations and share the information you provide to us with our Third Party Service Providers to the extent required to provide their services to the Company.

Section 7. NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) (5) business days after being mailed registered or certified mail, postage prepaid.

Section 8. STATUS OF MINIVEST. Minivest shall be deemed to be an independent contractor and, except as expressly provided or authorized in the Agreement, shall have no authority to act for on behalf of or represent the Company. This agreement does not create a partnership or joint venture or affiliate status. Minivest’s fees consist of fees which are administrative fee to host companies that want to conduct “test-the-waters” activities pursuant to Regulation A+, and that have engaged a separate service provider to manage the Regulation A+, sell shares and collect funds. The Company does not own the rights to the Crowdfunding Page, the Website and any materials created by Minivest. The Company gives Minivest the right to use any materials provided by the Company as part of this Agreement as marketing materials to advertise the Company, it’s Crowdfunding Page, Minivest and it’s related entities, brands and companies for an indefinite period of time.

Section 9. MATERIAL ON WEBSITE. The Company is solely responsible for the material posted on the Website, and by sending Minivest such material, reviewing Minivest’s work, the Website and their Crowdfunding Page and agreeing to Minivest’s posting of such work, and Crowdfunding Page, the Company represents that: it has complied in all material respects with all applicable rules and regulations; and (ii) such information provided to Minivest and Crowdfunding Page will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances under which they are made. Minivest and potential investors and other users of Minivest, the Website and Crowdfunding Page are entitled to rely upon any representations made by the Company. The Company is solely responsible for ensuring that its securities offering, including use of Minivest, the Website and Crowdfunding Page is in compliance with all applicable statutes, laws, ordinances, regulations, rules, codes, injunctions, judgments, decrees or orders of any United States or foreign, federal, state, local, municipal or other governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body, or any body duly authorized to exercise any administrative, judicial, executive, legislative, police, regulatory or taxing authority power or authority of any of the foregoing (“Applicable Law”). Each authorized representative of the Company accessing the Site hereby represents and warrants, on behalf of such Company, that its use of the Website is, and shall be at all times, in compliance with Applicable Law.

3

The Company represents and warrants that all information that it provides to Minivest or through the Website is accurate, compete and truthful. The Company acknowledges and agrees that Minivesst and its agents are entitled to rely upon the information you provide as true, accurate and complete without verification. Minivest reserves the right to suspend or terminate the Company’s account, or to take any action it deems necessary, if any information provided during the registration process or thereafter proves to be inaccurate, not current or incomplete. Minivest grants the Company a limited, revocable, non-exclusive, non-transferrable license to view, copy and print content on the Website for personal, non-commercial purposes.

Minivest may, without prior notice, change the Website, stop providing the Website, applications or services, or create usage limits for the Website. Minivest may permanently or temporarily terminate or suspend the Company’s access to the Site without notice or liability, for any reason or for no reason, including if in Minivest’s sole determination the Company violated any provision this Agreement. Upon termination of this Agreement or the Company’s access to the Site for any reason or no reason, the Company will continue to be bound by this Agreement which, by its nature, should survive termination, including without limitation Fees due, ownership provisions, warranty disclaimers, indemnity, and limitations of liability.

Section 10. OTHER ACTIVITIES OF MINIVEST. The company recognizes that Minivest now renders and may continue to render consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company. Minivest shall not be required to devote his full time and attention to the performance of his duties under this Agreement, but shall devote only so much of his time and attention as it deems reasonable or necessary for such purposes. Members, managers and affiliates of Minivest which owns the website at www.minivest.com, may be investors, officers, or advisors of the companies posting “test-the- waters” materials on this website, including the Company.

Section 11. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interest or obligations hereunder may be assigned by Minivest without the prior written consent of the Company. This Agreement and any of the rights, interests, or obligations hereunder may not be assigned by the company without the prior written consent of Minivest, which consent shall not be unreasonable withheld.

Section 12. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforces in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

Section 13. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

Section 14. NON-WAIVER. The failure of any party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of the Agreement on the party of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Section 15. REMEDIES FOR BREACH. Minivest and the Company mutually agree that any breach of Sections 2, 4, 5 or 6 of this Agreement by the Company may cause irreparable damage to Minivest and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it. The Company undertakes to indemnify Minivest and Minivest’s officers, employets or agents for any lss, cost, claim, liability and expense (other than those resulting from fraud or willful defauly on Minivest’s part) incurred by Minivest or Minivest’s officers, employees or agents in performing Minivest’s services under this Agreement, or arising directly or indirectly from Minivest’s breach of any of its obligations under this Agreement. The Company agrees that neither Minivest nor any of Minivest’s officers, employees or agents will have any liability whatsoever (other than those resulting from fraud or willful default on Minivest’s part) for any loss, expense or damage which the Company may incur as a result of the performance under this Agreement.

4

Section 16. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without regard to such state’s principles of conflicts of laws. The parties irrevocable and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state and/or federal courts situated in the State of New York. Each party irrevocable and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness, or liability of any party therein described. Service of the process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

Section 17. HEADINGS. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

Section 18. COUNTERPARTS. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LQD Ventures, LLC.

/s/ Alexander Dillon

By: Alexander Dillon

Its: Partner

KYN Capital Group, Inc.

/s/ Clem Yeboah

By: Clem Yeboah

Its: President

5

Schedule A

The Company will pay Minivest an upfront $100,000.00 fee, upon execution of this Agreement, in the form of a Convertible Promissory Note, attached to this consulting agreement.

LQD Ventures, LLC.

/s/ Alexander Dillon

By: Alexander Dillon

Its: Partner

KYN Capital Group, Inc.

/s/ Clem Yeboah

By: Clem Yeboah

Its: President

6

CORPORATE RESOLUTION OF THE

BOARD OF DIRECTORS OF KYN CAPITAL GROUP, INC.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors of KYN Capital Group, Inc. a corporation organized under the laws of the State of Nevada (the “Corporation”), duly held on August 3, 2017 at the offices of the Corporation, which said meeting no less than two directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to enter into the Minivest Agreement dated August 3, 2017 (the “Agreement”), in connection with the issuance of a convertible note of the Corporation, in the aggregate principal amounts of $100,000.00 (the “Note”), convertible into shares of common stock, par value 0.001 per share, of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Note;

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to enter into the Agreement, and the Note which provides in pertinent part: (i) issue such shares of common stock in connection with a conversion of the Note (issuance upon receipt of a notice of conversion of the holder of the Note) without any further action or confirmation by the Corporation; (ii) hereby authorizes the issuance of such number of shares as will be necessary to fully convert the note under its terms, including issuances subsequent to the initial conversion and/or those due under Section 2.2 of the Note, and any such shares shall be considered fully paid and non-assessable at the time of their issuance.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Nevada, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, We have hereunto set our hands as President and Members of the Board of Directors of the Corporation.

Dated: 8/21/2017

Members of the Board:

/s/ Clem A. Yeboah
Title: Chairman

Title:

7

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY INTEREST THEREIN NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $100,000.00	Issue Date: August 3, 2017
Maturity Date: August 3, 2018

For good and valuable consideration, KYN Capital Group, Inc., a Nevada corporation (“Maker”), hereby makes and delivers this Promissory Note (this “Note”) in favor of LQD Ventures, LLC, or its assigns (“Holder”), and hereby agrees as follows:

ARTICLE I.

PRINCIPAL AND INTEREST

Section 1. For value received, Maker promises to pay to Holder at such place as Holder or its assigns may designate in writing, in currently available funds of the United States, the principal sum of One Hundred Thousand Dollars. Maker’s obligation under this Note shall accrue interest at the rate of ten percent (10%) from the date hereof until paid in full. Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days lapsed. Accrual of interest shall commence on the first business day to occur after the Issue Date and continue until payment in full of the principal sum has been made or duly provided for.

Section 1.2

a.                                       All payments shall be applied first to interest, then to principal and shall be credited to the Maker's account on the date that such payment is physically received by the Holder.

b.                                      All principal and accrued interest then outstanding shall be due and payable by the Maker to the Holder on or before August 3, 2018 (the “Maturity Date”).

c.                                       Maker shall have no the right to prepay all or any part of the principal under this Note.

d. This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Maker and will not impose personal liability upon the holder thereof.

Section 1.3 This Note is issued in exchange solely for Holder’s services rendered to Maker pursuant to the Consulting Agreement, as specifically listed on Schedule A hereto, and for no other consideration from Holder. All fees earned under the Consulting Agreement are considered to have been earned upfront.

8

ARTICLE II.

CONVERSION RIGHTS; CONVERSION PRICE

Section 2.1     Conversion. The Holder or its assigns shall have the right, from time to time, commencing on the Issuance Date of this Note, to convert any part of the outstanding interest or Principal Amount of this Note into fully paid and non-assessable shares of Common Stock of the Maker (the “Conversion Stock”) at the Conversion Price determined as provided herein. Promptly after delivery to Maker of a Notice of Conversion of Convertible Note in the form attached hereto as Exhibit 1, properly completed and duly executed by the Holder or its assigns (a “Conversion Notice”), the Maker shall issue and deliver to or upon the order of the Holder that number of shares of Common Stock for the that portion of this Note to be converted as shall be determined in accordance herewith.

No fraction of a share or scrip representing a fraction of a share will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which Notice of Conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Holder faxes or emails the Notice of Conversion duly executed to the Maker. Certificates representing Common Stock upon conversion will be delivered to the Holder within two (2) trading days from the date the Notice of Conversion is delivered to the Maker. Delivery of shares upon conversion shall be made to the address specified by the Holder or its assigns in the Notice of Conversion.

Section 2.2. Conversion Price. Upon any conversion of this Note, the Conversion Price shall equal to $0.0001, and the Conversion Amount shall be the amount of principal or interest electively converted in the Conversion Notice. The total number of shares due under any conversion notice (“Notice Shares”) will be equal to the Conversion Amount divided by the Conversion Price.

On the date that a Conversion Notice is delivered to Holder, the Company shall deliver an estimated number of shares (“Estimated Shares”) to Holder’s brokerage account equal to the Conversion Amount divided by $0.0001.

The “Valuation Period” shall mean forty (40) Trading Days, commencing on the first Trading Day following delivery and clearing of the Notice Shares in Holder’s brokerage account, as reported by Holder (“Valuation Start Date”). If at any time, one or multiple times, during the Valuation Period the sum of Estimated Shares and Additional Shares already delivered to Holder is less than the Notice Shares, the company must immediately deliver enough shares equal to the difference (“Additional Shares”). A Conversion Amount will not be considered fully converted until the end of the Valuation Period for that Conversion Amount, as decreases in the Conversion Price would require the issuance of more Additional Shares, and thereby the issuance of more Notice Shares.

“Trading Price” means, for any security as of any date, any trading price on the OTC Bulletin Board, or other applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to Maker and Holder (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the price of such security on the principal securities exchange or trading market where such security is listed or traded. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

Section 2.3.     Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Maker shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Maker is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Maker), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Maker, then Holder shall have the right thereafter to receive, upon conversion of this Note, the number of shares of common stock of the successor or acquiring corporation or of the Maker, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which this Note is convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Maker) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by the Maker and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Maker) in order to provide for adjustments of the number of shares of common stock into which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 2.3(a). For purposes of this Section 2.3(a), “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 2.3(a) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

9

Section 2.4.      Restrictions on Securities. This Note has been issued by the Maker pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Act”). None of this Note or the shares of Common Stock issuable upon conversion of this Note may be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Maker shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Maker) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Maker shall file a registration statement for all shares of Common Stock issuable upon conversion of this Note within 90 days of the Issue Date of this Note. Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Maker shall remove the foregoing legend from the certificate or issue to such Holder a new certificate free of any transfer legend, if (a) with such request, the Maker shall have received an opinion of counsel, reasonably satisfactory to the Maker in form, substance and scope, to the effect that any such legend may be removed from such certificate or (b) a registration statement under the Act covering such securities is in effect.

Section 2.5.      Reservation of Common Stock.

(a)    The Maker covenants that during the period the Note is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock of the Maker upon the Conversion of the Note. The Maker further covenants that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock of the Maker issuable upon the conversion of this Note. The Maker will take all such reasonable action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the OTC Bulletin Board (or such other principal market upon which the Common Stock of the Maker may be listed or quoted).

(b)    The Maker shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Maker will (a) not increase the par value of any shares of Common Stock issuable upon the conversion of this Note above the amount payable therefor upon such conversion immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Maker may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Maker to perform its obligations under this Note.

(c)    Upon the request of Holder, the Maker will at any time during the period this Note is outstanding acknowledge in writing, in form reasonably satisfactory to Holder, the continuing validity of this Note and the obligations of the Maker hereunder.

(d)     Before taking any action which would cause an adjustment reducing the current Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Maker shall take any corporate action which may be necessary in order that the Maker may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.

(e)     Before taking any action which would result in an adjustment in the number of shares of Common Stock into which this Note is convertible or in the Conversion Price, the Maker shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

10

(f)    If at any time the Maker does not have a sufficient number of authorized and available shares of Common Stock for issuance upon conversion of the Note, then the Maker shall call and hold a special meeting of its stockholders within forty-five (45) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1.      The Holder represents and warrants to the Maker:

(a)     The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the Common Stock issuable upon conversion hereof except under circumstances that will not result in a violation of the Act or any application state securities laws or similar laws relating to the sale of securities;

(b)    That Holder understands that none of this Note or the Common Stock issuable upon conversion hereof have been registered under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemptions from the registration provisions of the Act and any continued reliance on such exemption is predicated on the representations of the Holder set forth herein;

(c)     Holder (i) has adequate means of providing for his current needs and possible contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the substantial economic risks of an investment in this Note for an indefinite period, (iv) at the present time, can afford a complete loss of such investment, an1d4 (v) does not have an overall commitment to investments which are not readily marketable that is disproportionate to Holder’s net worth, and Holder’s investment in this Note will not cause such overall commitment to become excessive;

(d)    Holder is an “accredited investor” (as defined in Regulation D promulgated under the Act) and the Holder’s total investment in this Note does not exceed 10% of the Holder’s net worth; and

(e)    Holder recognizes that an investment in the Maker involves significant risks and only investors who can afford the loss of their entire investment should consider investing in the Maker and this Note.

Section 3.2 The Maker represents and warrants to Holder:

(a)    Organization and Qualification. The Maker and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Maker and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Maker or its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. “Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Maker owns, directly or indirectly, any equity or other ownership interest.

(b)    Authorization; Enforcement. (i) The Maker has all requisite corporate power and authority to enter into and perform this Note and to consummate the transactions contemplated hereby and thereby and to issue the Common Stock, in accordance with the terms hereof, (ii) the execution and delivery of this Note by the Maker and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Note and the issuance and reservation for issuance of the Common Stock issuable upon conversion or exercise hereof) have been duly authorized by the Maker’s Board of Directors and no further consent or authorization of the Maker, its Board of Directors, or its shareholders is required, (iii) this Note has been duly executed and delivered by the Maker by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Note and the other documents executed in connection herewith and bind the Maker accordingly, and (iv) this Note constitutes, a legal, valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms.

11

(c)    Issuance of Shares. The Conversion Shares are duly authorized and reserved for issuance and, upon conversion of the Note in accordance with its respective terms, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Maker and will not impose personal liability upon the holder thereof.

(d)    Acknowledgment of Dilution. The Maker understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Conversion Shares upon conversion of this Note. The Maker further acknowledges that its obligation to issue Conversion Shares upon conversion of this Note is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Maker.

ARTICLE IV.

EVENTS OF DEFAULT

Section 4.1.      Default. The following events shall be defaults under this Note: (“Events of Default”):

(a)   default in the due and punctual payment of all or any part of any payment of interest or the Principal Amount as and when such amount or such part thereof shall become due and payable hereunder; or

(b)    failure on the part of the Maker duly to observe or perform in all material respects any of the covenants or agreements on the part of the Maker contained herein (other than those covered by clause (a) above) for a period of 5 business days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Maker remedy the same, shall have been given by the Holder by registered or certified mail, return receipt requested, to the Maker; or

(c)    any representation, warranty or statement of fact made by the Maker herein when made or deemed to have been made, false or misleading in any material respect; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by the Maker within a period of 5 business days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Maker remedy same, shall have been given by the Holder by registered or certified mail, return receipt requested; or

(d)    any of the following actions by the Maker pursuant to or within the meaning title 11, U.S. Code or any similar federal or state law for the relief of debtors (collectively, the “Bankruptcy Law”): (A) commencement of a voluntary case or proceeding, (B) consent to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (each, a “Custodian”), of it or for all or substantially all of its property, (D) a general assignment for the benefit of its creditors, or (E) admission in writing its inability to pay its debts as the same become due; or

(e)    entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that: (A) is for relief against the Maker in an involuntary case, (B) appoints a Custodian of the Maker or for all or substantially all of the property of the Maker, or (C) orders the liquidation of the Maker, and such order 1o6r decree remains unstayed and in effect for 60 days.

Section 4.2.      Remedies Upon Default. Upon the occurrence of an event of default by Maker under this Note or at any time before default when the Holder reasonably feels insecure, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.     Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable.

b. Pursue any other rights or remedies available to Holder at law or in equity.

c.     Receive Liquidated Damages of $500 per day per Event of Default the Maker is in Default pursuant to this Note.

12

Section 4.3.      Payment of Costs. The Maker shall reimburse the Holder, on demand, for any and all reasonable costs and expenses, including reasonable attorneys’ fees and disbursement and court costs, incurred by the Holder in collecting or otherwise enforcing this Note or in attempting to collect or enforce this Note.

Section 4.4.      Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy available to Holder under applicable law, and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

Section 4.5.      Waiver of Past Defaults. The Holder may waive any past default or Event of Default hereunder and its consequences but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 4.6.      Waiver of Presentment etc. The Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein.

ARTICLE V.

MISCELLANEOUS

Section 5.1. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be 450 Fashion Avenue, Suite 609, New York, NY 10123; and the address of the Maker shall be 535 Fifth Ave, 4th Floor, New York, NY, 10017. Both the Holder or its assigns and the Maker may change the address for service by delivery of written notice to the other as herein provided.

Section 5.2. Amendment. This Note and any provision hereof may be amended only by an instrument in writing signed by the Maker and the Holder.

Section 5.3. Assignability. This Note shall be binding upon the Maker and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns; provided, however, that so long as no Event of Default has occurred, this Note shall only be transferable in whole subject to the restrictions contained in the restrictive legend on the first page of this Note.

Section 5.4. Governing Law. This Note shall be governed by the internal laws of the State of Delaware, without regard to conflicts of laws principles.

Section 5.5. Replacement of Note. The Maker covenants that upon receipt by the Maker of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Note, if mutilated, the Maker will make and deliver a new Note of like tenor.

Section 5.6. This Note shall not entitle the Holder to any of the rights of a stockholder of the Maker, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholder or any other proceedings of the Maker, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 5.7. Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

13

Section 5.8. Headings. The headings of the sections of this Note are inserted for convenience only and do not affect the meaning of such section.

Section 5.9. Counterparts. This Note may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Maker as executed this Note as of the date first written above.

KYN Capital Group, Inc.

/s/ Clem Yeboah

By: Clem Yeboah

Its: President

Acknowledged and Agreed:

LQD Ventures, LLC.

/s/ Alexander Dillon

By: Alexander Dillon

Its: Partner

14

EXHIBIT 1

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert US$_____________ of the Principal Amount of the above Note into Shares of Common Stock of _________, according to the conditions stated therein, as of the Conversion Date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Maker in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Date: ____________________________________________

Applicable Conversion Price: $________________

Signature:

Name:

Address:

Tax I.D. or Soc. Sec. No.

Principal Amount to be converted:

US$ ____________________________________

Amount of Note unconverted:

US$ ____________________________________

Number of shares of Common Stock to be issued: ____________________________

15

Schedule “A”

Consulting Agreement

16